Exhibit 99.1

Contacts:	Paul Goodson	Jennifer Cook Williams
	Senior Director, Investor Relations	Vice President, Investor Relations
	650-246-6898	650-624-9600
	investors@anesiva.com	investors@anesiva.com

ANESIVA ANNOUNCES SECOND QUARTER 2007 FINANCIAL RESULTS

Commercial Launch Plans for Zingo™ in Children and Phase 3 Trial of Zingo™ in Adults On Plan

Multiple Phase 2 Adlea™ Trials Imminent

SOUTH SAN FRANCISCO, CA, July 26, 2007—Anesiva, Inc. (Nasdaq: ANSV) today reported financial results for the second quarter ended June 30, 2007 and provided an update on its clinical development programs for Zingo™ and Adlea™ (previously 4975).

“We are continuing to work with the FDA in their evaluation of our application for approval of Zingo for the reduction of pain in children undergoing peripheral venous access procedures. The PDUFA date for this application is September 24, 2007. While awaiting a decision on this application for approval, we continue to prepare for the commercial launch of Zingo. In addition, we are on track to complete the Phase 3 trial of Zingo in adults,” said John P. McLaughlin, chief executive officer of Anesiva. “While we have previously successfully studied Zingo in adults, positive data from this Phase 3 trial could expand the label of Zingo. We are also aggressively pursuing development of Adlea and plan to initiate multiple clinical trials. “

Second Quarter Progress

Anesiva made significant progress during the second quarter in preparing for multiple clinical trials of Adlea as well as in its Phase 3 trial of Zingo in adults:

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Phase 2 – Osteoarthritis of the knee: The company announced preliminary longer-term, follow-up results from a Phase 2 study showing that a single treatment with Adlea in patients with moderate-to-severe osteoarthritis of the knee produced substantial reductions in pain that persisted for up to 12 weeks.

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Phase 3 – Zingo in adults: The company has been enrolling adult patients in this 700-person trial to investigate the use of Zingo to reduce the pain associated with peripheral venous access procedures. The company is on track to conclude the trial in the third quarter of 2007 and to file a supplemental application for approval around the end of 2007.

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Phase 2 – Total knee replacement: The company made substantial progress in the preparation for and plans to initiate in late summer an additional Phase 2 trial to investigate the use of Adlea to manage the post-operative pain in patients who have undergone total knee replacement surgery. The company previously successfully studied a 5 mg dose of Adlea in these patients. In the new trial, the company will investigate a higher dose of 15 mg in approximately 80 patients. This 15 mg dose equates to a higher concentration that has shown increased efficacy in other clinical settings.

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Phase 2 – Total hip replacement: The company made substantial progress in the preparation for a Phase 2 trial to manage the post-operative pain following total hip replacement surgery. The trial will also commence in late summer and will enroll approximately 160 patients. A 15 mg dose of Adlea will be studied in this trial.

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Phase 2 – Arthroscopic shoulder surgery: The company made substantial progress in the preparation for, and will initiate in the fourth quarter a Phase 2 trial to manage the pain following arthroscopic shoulder surgery. This trial is expected to enroll approximately 70 patients and will study a number of different doses of Adlea, including the higher concentration that has shown increased efficacy in other clinical settings.

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Phase 2/3 – Osteoarthritis of the knee: The company made substantial progress in the preparation for, and will initiate one of two pivotal trials in the second half of 2007 intended to be used for approval for the indication of management of osteoarthritis pain. This trial will enroll more than 200 patients. The dose and concentration of Adlea is the concentration that has been previously successfully studied in other clinical settings, including osteoarthritis of the knee.

In addition to this clinical progress, Anesiva appointed two new members to its board of directors during the second quarter of 2007. James A. Harper, retired group vice president, Global Marketing and Sales with Eli Lilly, has more than 30 years of experience in the life science industry including his transformation of Lilly’s insulin business into a global diabetes enterprise. James N. Campbell, M.D., professor of Neurosurgery in the Department of Neurosurgery and director of the Blaustein Pain Treatment Center at the Johns Hopkins University School of Medicine, is a former president of the American Pain Society and was one of the doctors involved in the earliest research of Adlea.

Second Quarter 2007 Financial Results

Total operating expenses in the second quarter of 2007 were $14.7 million, including $2.4 million of non-cash stock-based compensation, compared to total operating expenses of $14.5 million, including $2.8 million of non-cash stock-based compensation, in the second quarter of 2006. For the six months ended June 30, 2007, operating expenses were $27.4 million compared to $30.0 million for the six months ended June 30, 2006.

The operating expenses during the quarter primarily related to the continued development and commercial preparations to launch the company’s lead product candidate Zingo, a fast-acting, needle-free, local anesthetic. The company submitted a New Drug Application (NDA) in November 2006 for marketing clearance in the United States to treat the pain associated with venous access procedures in children and is conducting an ongoing Phase 3 trial in adults. Additional operating expenses related to the ongoing development of Adlea, which has been shown in numerous clinical studies to provide site-specific, moderate-to-severe pain relief for weeks to months following a single application.

For the second quarter of 2007, the net loss was $13.8 million, or $0.51 per share. In the second quarter of 2006, the net loss was $13.8 million, or $0.70 per share. Common shares outstanding were 27.7 million shares at June 30, 2007. The net loss for the six months ended June 30, 2007 was $25.5 million, or $0.93 per share, and for the six months ended June 30, 2006, the net loss was $28.4 million or $1.45 per share.

As of June 30, 2007, cash, cash equivalents and short-term investments were $62.8 million compared to $71.7 million at March 31, 2007 and $85.1 million at December 31, 2006.

Conference Call Details

Anesiva will conduct a webcast conference call with the investment community at 4:30 p.m. EDT, today, July 26, 2007 to discuss the second quarter 2007 results and to review the company’s progress and future outlook. Interested parties can listen to the live audio webcast by dialing (800) 340-6289 (international dial: (706) 634-1538) or by logging on to www.anesiva.com and going to the Investor Information page. For those unable to participate via the Internet, a 24-hour replay will be available for seven days after the call by dialing (800) 642-1687 (international dial: (706) 645-9291) and giving the following pass code: 10298494. The webcast will be available until the company’s next quarterly financial results conference call.

About Anesiva and its Diverse Pipeline of Pain Products

Anesiva, Inc. is a late-stage biopharmaceutical company that seeks to be the leader in the development and commercialization of novel therapeutic treatments for pain. The company has two drug candidates in development for multiple pain-related indications. An NDA has been filed for the most advanced product, Zingo. The second product in the pipeline, Adlea (formerly 4975), has been shown to reduce pain after only a single administration for weeks to months in multiple settings in numerous mid-stage clinical trials for site-specific, moderate-to-severe pain. Anesiva is based in South San Francisco, CA. For more information about Anesiva’s leadership in the development of products for pain management, and an overview of the clinical challenges being addressed by its product candidates, go to http://www.anesiva.com.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: the timing and results of our clinical trials, whether Anesiva can commercially release new products successfully and the degree to which these products gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. Additional information concerning these and other risk factors is contained in Anesiva’s quarterly report on Form 10-Q for the quarter ended March 31, 2007.

Anesiva undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Anesiva, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Operating expenses:
Research and development	$8,412	$8,687	$15,374	$17,984
General and administrative	6,246	5,823	12,000	11,979

Total operating expenses	14,658	14,510	27,374	29,963

Loss from operations	(14,658)	(14,510)	(27,374)	(29,963)
Interest and other income, net	820	707	1,858	1,598

Net loss	$(13,838)	$(13,803)	$(25,516)	$(28,365)

Basic and diluted net loss per common share	$(0.51)	$(0.70)	$(0.93)	$(1.45)

Shares used to compute basic and diluted net loss per common share	27,376	19,583	27,353	19,518

Anesiva, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2007	December 31, 2006
	(unaudited)	(Note)
Assets
Cash, cash equivalents and short-term investments	$62,800	$85,055
Other current assets	1,405	1,153

Total current assets	64,205	86,208
Property and equipment, net	10,953	8,446
Other assets, non-current	713	722

Total assets	$75,871	$95,376

Liabilities and stockholders’ equity
Current liabilities	$6,592	$6,831
Long term obligations	437	217
Total stockholders’ equity	68,842	88,328

Total liabilities and stockholders’ equity	$75,871	$95,376

(Note): Derived from audited financial statements at that date.